UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
August 15, 2008

Commission			IRS Employer
File		State of	Identification
Number	Registrant	Incorporation	Number
1-9792	Cavalier Homes, Inc.	Delaware	63-0949734

32 Wilson Boulevard 100 Addison, Alabama	35540
(Address of principal executive offices)	(Zip Code)

(256) 747-9800 (Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On August 18, 2008, Cavalier Homes, Inc. (the “Company”) issued a press release announcing that Mr. David A. Roberson voluntarily resigned his position as President and Chief Executive Officer of the Company, effective August 15, 2008. Mr. Roberson also voluntarily resigned as a director of the Company’s board of directors, effective August 15, 2008. Mr. Roberson’s resignation of his employment with the Company and his resignation from the Company’s board of directors is not the result of any disagreement between the Company and Mr. Roberson concerning Mr. Roberson personally or any matter relating to the Company’s operations, policies or practices.

(c) The Company also announced that, effective August 15, 2008, the Company’s board of directors appointed Mr. Bobby Tesney, 64, to serve as interim President and Chief Executive Officer of the Company. The Company’s board of directors will engage in a search for a permanent president and chief executive officer and, as part of such search, will identify and evaluate president and chief executive officer candidates from within and outside the Company. In connection with Mr. Tesney’s appointment as interim President and Chief Executive Officer, Mr. Tesney, who is a director of the Company and has been serving as the Chairman of the Company’s Audit Committee and a member of the Company’s Compensation Committee, will cease to be a member of both the Audit Committee and the Compensation Committee. The Company’s board of directors has appointed Barry Donnell to replace Mr. Tesney as a member of the Audit Committee and the Compensation Committee. Mr. J. Don Williams has been appointed Chairman of the Audit Committee.

In connection with Mr. Tesney’s position as interim President and Chief Executive Officer of the Company, the Company has agreed to pay Mr. Tesney a base salary of $22,500 per month, along with providing certain benefits, including health insurance.  The Company has not entered into a written employment agreement with Mr. Tesney.

Mr. Tesney served as President and Chief Executive Officer of WinsLoew Furniture, Inc. from October 1994 until January 2002. From 1996 to 2002, WinsLoew Furniture, Inc. revenue increased to approximately $350 million. After Mr. Tesney’s retirement from WinsLoew Furniture, Inc., he served as Vice Chairman and Director of Brown Jordan International, Inc., the successor to WinsLoew Furniture, Inc., until October 2006.

Effective as of August 18, 2008, the Company’s board of directors appointed Mr. Barry Mixon, 60, to serve as Executive Vice President of the Company.  In connection with Mr. Mixon’s position as Executive Vice President of the Company, the Company has agreed to pay Mr. Mixon a base salary of $19,167 per month, along with providing certain benefits, including health insurance.  The Company has not entered into a written employment agreement with Mr. Mixon.

Mr. Mixon retired from the Company on December 31, 2007, following 24 years with the Company in various capacities, including his position as a Division President at retirement.

Effective August 18, 2008, the Company revised Mr. Greg Brown’s title to General Manager of the Addison Division of Cavalier Home Builders, LLC, from his former title of Chief Operating Officer of the Company.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 5.02 by reference.

(e) On August 15, 2008, the Company entered into a Severance Agreement and Release (the “Agreement”) with Mr. Roberson, under which he will be entitled to receive (1) $475,000.00, payable over 12 months in 26 consecutive pay periods, (2) continued health insurance coverage, including coverage under any ancillary benefit plans, such as dental insurance, that Mr. Roberson currently has deducted from his salary, (3) accelerated vesting of his remaining outstanding restricted stock awards and extension of the exercise period of his outstanding stock options, and (4) directors’ and officers’ liability insurance coverage.  Pursuant to the Agreement, Mr. Roberson has agreed, among other things, to be bound by a one-year covenant not to compete with the Company, a one-year covenant not to solicit employees of the Company and a covenant regarding protection of the Company’s confidential information.  Both Mr. Roberson and the Company have entered into non-disparagement covenants.

The Agreement is attached hereto as Exhibit 10.1 and incorporated into this Item 5.02 by reference.  The foregoing summary description of the Agreement is qualified in its entirety by reference to the Agreement.

ITEM 9.01  Financial Statements and Exhibits

(d)	Exhibits

	10.1	Severance Agreement and Release dated August 15, 2008.

	99.1	Press Release dated August 18, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CAVALIER HOMES, INC.

August 19, 2008	By /s/ Michael R. Murphy
Michael R. Murphy Its Chief Financial Officer